Exhibit 99.2

FOR IMMEDIATE RELEASE

February 4, 2011

Contacts:         Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM DECLARES

CASH DIVIDEND

TACOMA, Washington — The Board of Directors of Columbia Banking System, Inc. (NASDAQ: COLB) announced that a quarterly cash dividend of $0.03 per common share will be paid on March 3, 2011 to shareholders of record as of the close of business on February 17, 2011.

Melanie Dressel, President and Chief Executive Officer noted, “We are pleased to increase our dividend, which is up from $0.01 for the previous eight quarters. The approval of this dividend reflects the confidence which the Board and management of the bank continue to feel in the future of Columbia.”

Source: Columbia Banking System, Inc.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was awarded third place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2010 and was designated one of Puget Sound Business Journal’s “Washington’s Best Workplaces 2010”.

With the January, 2010 FDIC-assisted acquisitions of Columbia River Bank and American Marine Bank, Columbia Banking System has 84 banking offices, including 59 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook. More information about Columbia can be found on its website at www.columbiabank.com.

Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate”, “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2009, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

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